MINUTES OF SHAREHOLDER MEETING

OF

AMERICAN BOARDING COMPANY

(ABC)

The Annual meeting of the shareholders of the Corporation was held at 4:00 p.m. on December 10, 2014 at 358 Frankfort Street, Daly City, California 94014.

Reza Noorkayhani and Joseph Marshall were present as the Directors of the Corporation. The meeting was called to order by Reza Noorkayhani. It was moved and unanimously carried that: Reza Noorkayhani carries on as the Chairman and Secretary.

The meeting then proceeded to the election of officers. Upon nominations duly made and seconded, the following were elected officers of the Corporation, to serve for the ensuing year or until their successors are elected and qualify:

President	:	Reza Noorkayhani
Secretary	:	Reza Noorkayhani
Treasurer	:	Joseph Marshall

The President of the Corporation thereupon assumed the Chair, and the Secretary of the Corporation assumed the duties as Secretary of the meeting. The Secretary presented to the meeting information on:

1.

American Boarding Company (AMIB) as an OTC:PK trading  company.

2.

Acquisition and growth strategy of the corporation for 2015 and beyond.

3.

Lack of participation by some founding shareholders as planned to develop ABC as a publicly traded company.

Minutes of BOD Shareholder  Meeting

December 10, 2014

The Chairman presented to the meeting a proposal that corporation should repurchase the shares that were granted to those shareholders who failed to provide services and participate in developing the corporation as initially planned. A discussion followed. Upon motion duly made, seconded and unanimously carried, it was

RESOLVED, that the proposal pertaining to the repurchase of shares of stock of the Corporation to Farshid Raafat be, and the same hereby is, in all respects approved for and on behalf of the Corporation; and that the Corporation shall issue and deliver to Farshid Raafat, or anyone designated in writing by Farshid Raafat, for services on behalf of the Company, a check in the amount of $660 consideration, which are acknowledged as having been received, and Certificate #1 representing repurchase of 1,360,000 common shares of the Corporation, $0.001 par value shall be delivered to the corporation; and it was further

RESOLVED, that the proposal pertaining to the repurchase of shares of stock of the Corporation to Alexander Asemi be, and the same hereby is, in all respects approved for and on behalf of the Corporation; and that the Corporation shall issue and deliver to Alexander Asemi, or anyone designated in writing by Alexander Asemi, for services on behalf of the Company a check in the amount of $300 consideration, which are acknowledged as having been received, and Certificate #3 representing repurchase of 595,000 common shares of the Corporation, $0.001 par value shall be delivered to the corporation;; and it was further

RESOLVED, that the proposal pertaining to the repurchase of shares of stock of the Corporation from Hooshang Davnloo be, and the same hereby is, in all respects approved for and on behalf of the Corporation; and that the Corporation shall issue and deliver to Hooshang Davnloo, or anyone designated in writing by Hooshang Davnloo,

Minutes of BOD Shareholder  Meeting

December 10, 2014

for services on behalf of the Company a check in the amount of $340 consideration, which are acknowledged as having been received, and Certificate #4 representing 680,000 common shares of the Corporation, $0.001 par value shall be delivered to the corporation;; and it was further

RESOLVED, that the proposal pertaining to the repurchase of shares of stock of the Corporation to Mohamad Etehadieh be, and the same hereby is, in all respects approved for and on behalf of the Corporation; and that the Corporation shall issue and deliver to Mohamad Etehadieh, or anyone designated in writing by Mohamad Etehadieh, for services on behalf of the Company in the amount of $1 consideration, which are acknowledged as having been received, and Certificate #6 representing 425,000 common shares of the Corporation, $0.001 par value shall be delivered to the corporation;; and it was further

RESOLVED, that the offer pertaining to the issuance of shares of stock of the Corporation to Reza Noorkayhani be, and the same hereby is, in all respects approved for and on behalf of the Corporation; and that the Corporation shall issue and deliver to Reza Noorkayhani, or anyone designated in writing by Reza Noorkayhani, for services as Chief Executive Officer and guiding the company through to become a publicly traded company in the amount of $3,000 (par value) consideration, which are acknowledged as having been received, Certificate #  representing 3,000,000 common shares of the Corporation, $0.001 par value; and it was further

RESOLVED, that the officers of the Corporation be, and they hereby are, authorized, empowered and directed to take any and all steps, and to execute and deliver any and all instruments in connection with consummating the transaction contemplated in connection with carrying the foregoing resolutions into effect.

Minutes of BOD Shareholder  Meeting

December 10, 2014

It was proposed that the corporation name a new corporate address for official business which shall be 358 Frankfort Street, Daly City, California 94014 USA.   A discussion followed. Upon motion duly made, seconded and unanimously carried, it was

RESOLVED, that the new corporate address shall be 358 Frankfort Street, Daly City, California 94014 USA.

   There being no further business to come before the meeting, upon motion duly made, seconded and unanimously carried it was adjourned.

/s/ Reza Noorkayhani

Reza Noorkayhani, President

Attest:      /s/ Joseph Marshall

Joseph Marshall, Treasurer